Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Netlist, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(g)	11,111,112 (1)	$3.20	$35,555,558.40(2)	0.0001531	$5,443.56

Total Offering Amount						$35,555,558.40		$5,443.56

Total Fees Previously Paid								—

Total Fee Offsets								—

Net Fee Due								$5,443.56

(1)	The amount registered consists of up to 11,111,112 shares of common stock, par value $0.001 per share (the “Common Stock”), of Netlist, Inc., issuable upon the exercise of outstanding warrants with an exercise price of $3.20 per share. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such an indeterminate amount of Common Stock as may become issuable to prevent dilution resulting from share splits, share dividends and similar events.

(2)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the $3.20 exercise price per share of Common Stock issuable upon exercise of the outstanding warrants.